Exhibit 99
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484 724 4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

Immediate Release
Axalta Releases First Quarter 2023 Results
Earnings above guidance range driven by margin recovery initiatives and Mobility Coatings volume growth
GLEN MILLS, PA, May 2, 2023 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the first quarter ended March 31, 2023.
First Quarter 2023 Highlights:
▪Net sales increased 9.4% year-over-year (12.1% ex-FX) driven by better pricing and volume growth
▪9.4% price-mix growth year-over-year with strong contributions from every end-market
▪Income from operations of $125.3 million versus $86.3 million in Q1 2022; Adjusted EBIT increased by 25% to $149.3 million compared with $119.5 million in Q1 2022
▪Operating margins improved 240 bps to 9.8% and Adjusted EBIT margins improved 140 bps to 11.6% versus Q1 2022
First Quarter 2023 Consolidated Financial Results
First quarter net sales increased 9.4% year over year. The strong growth was driven by 9.4% higher average price mix and 2.7% better volumes, offset by a 2.7% foreign currency headwind. Performance Coatings net sales increased 4.0% year-over-year as strong pricing across both end-markets was partially offset by currency headwinds and weaker volumes in Industrial. Mobility Coatings net sales increased 21.4% supported by new business wins, market recovery and higher realized price from both end-markets.
Income from operations for Q1 2023 totaled $125.3 million versus $86.3 million in Q1 2022. Net income to common shareholders was $60.5 million for the quarter, inclusive of a $7.1 million pre-tax charge associated with the anticipated exit of a non-core product category within Mobility Coatings, compared with $41.5 million in Q1 2022. Diluted EPS increased to $0.27 and Adjusted Diluted EPS was $0.35 compared to Diluted EPS of $0.18 and Adjusted Diluted EPS of $0.31 in Q1 2022, despite the impact of higher interest expense.
Higher income from operations was driven predominantly by an improvement in year-over-year price-cost as strong pricing netted favorably against moderating variable cost inflation. The cumulative total income from operations and Adjusted EBIT impact since the beginning of 2021 from price-cost shifted positive for the first time; however, there remains a cumulative deficit in two of four end-markets where pricing remains a high priority. In addition to the favorable year-over-year price-cost trends, Mobility Coatings volume contribution supported year-over-year profit growth, which altogether more than offset softer volumes in Industrial and the combined ~$6.0 million pre-tax impact from foreign currency translation and the Russia-Ukraine conflict.
Chris Villavarayan, Axalta’s CEO and President, commented, “I am pleased to report first quarter earnings above our guidance range and am encouraged by the progress clearly demonstrated in our results. We are building momentum and working hard to maximize the opportunity in front of us through focusing on more efficient execution at our plants, productivity across all functions and working with our partners to realize the full value of our product and services. We are taking actions to strengthen Axalta’s long-term profitability, and as I close my first quarter as CEO, the future looks bright. I am excited to unlock the tremendous potential of this organization and wish to congratulate the entire Axalta team for a well executed quarter.”

($ in millions)	Q1 2023	Q1 2022	% Change vs Q1 2022	% Change Due To:
				Volume	Price/Mix	FX

Performance Coatings Net Sales	$847.1	$814.4	4.0%	(3.4%)	10.3%	(2.9%)
Mobility Coatings Net Sales	$436.8	$359.7	21.4%	16.5%	7.2%	(2.3%)
Total Axalta Net Sales	$1,283.9	$1,174.1	9.4%	2.7%	9.4%	(2.7%)

Income from operations	$125.3	$86.3	45.2%
Adjusted EBIT	$149.3	$119.5	24.9%

% margin	11.6%	10.2%

Performance Coatings Results

($ in millions)	Q1 2023	Q1 2022	% Change vs Q1 2022	% Change Due To:
				Volume	Price/Mix	FX

Refinish Net Sales	$497.6	$461.4	7.8%	0.9%	10.0%	(3.1%)
Industrial Net Sales	$349.5	$353.0	(1.0%)	(9.0%)	10.5%	(2.5%)

Performance Coatings Net Sales	$847.1	$814.4	4.0%	(3.4%)	10.3%	(2.9%)

Adjusted EBIT	$109.3	$94.6	15.5%

% margin	12.9%	11.6%
Discussion of Results:
Performance Coatings first quarter net sales increased 4.0% year-over-year (6.9% increase ex-FX) to $847.1 million driven by a 10.3% price-mix benefit. Volumes declined 3.4% as modest growth in Refinish was more than offset by softer regional activity within Industrial, inclusive of slow recovery in China from COVID-19 lockdowns and softer demand in EMEA. Foreign currency translation in the first quarter was a 2.9% year-over-year headwind led by the Euro, Chinese Yuan, British Pound and Turkish Lira, partially offset by the Mexican Peso.
Refinish net sales increased 7.8% (10.9% increase ex-FX) year-over-year to $497.6 million, driven predominantly by price-mix growth of 10.0%. Volume increased modestly by 0.9% as strong growth with MSOs in North America more than offset slow recovery in China as a result of COVID-19 lockdowns. In our core North America and EMEA markets, body shop customers are still being impacted by parts and labor shortages, which is driving elevated backlogs and continues to strain volume growth. However, share gains, MSO consolidation, increased points of distribution and expansion into adjacent markets are driving growth in our business and the expected continuation of above-market performance.
Industrial net sales decreased 1.0% (1.5% increase ex-FX) year-over-year to $349.5 million. Price-mix growth of 10.5% more than offset softer volumes, which decreased 9.0% year-over-year due to a continuation of the soft macroeconomic environment in EMEA and more recently from a slowdown in North American construction activity impacting our Building Products business. Foreign currency translation represented a 2.5% headwind.
The Performance Coatings segment generated Adjusted EBIT of $109.3 million in the first quarter compared with $94.6 million in Q1 2022, with associated margins of 12.9% and 11.6%, respectively. The year-over-year Adjusted EBIT growth was primarily driven by Refinish while Industrial earnings remained consistent as price-mix growth balanced volume declines and cost inflation. Segment Adjusted EBIT margins improved by 130 bps predominantly from favorable price-cost contribution despite increases in variable and fixed costs.
Mobility Coatings Results

($ in millions)	Q1 2023	Q1 2022	% Change vs Q1 2022	% Change Due To:
				Volume	Price/Mix	FX

Light Vehicle Net Sales	$328.5	$275.6	19.2%	15.8%	6.3%	(2.9%)
Commercial Vehicle Net Sales	$108.3	$84.1	28.8%	18.9%	9.9%	—%

Mobility Coatings Net Sales	$436.8	$359.7	21.4%	16.5%	7.2%	(2.3%)

Adjusted EBIT	$23.5	$0.5	N/M

% margin	5.4%	0.1%
Discussion of Results:
Mobility Coatings net sales were $436.8 million in Q1 2023, an increase of 21.4% (23.7% ex-FX) year-over-year. Volume growth of 16.5% reflected robust market demand, customer wins and the ramp-up of new customer plants. Price-mix momentum continued this quarter with 7.2% year-over-year improvement realized in the period. Foreign currency translation in the first quarter was a 2.3% year-over-year headwind led primarily by the Chinese Yuan, Euro and Turkish Lira, partially offset by the Mexican Peso.
Light Vehicle net sales increased 19.2% (22.1% ex-FX) year-over-year to $328.5 million, led by above-market volume growth and price-mix benefit. Light Vehicle volume increased 15.8% year-over-year and exceeded global auto production rates, which increased 5.7% year-over-year to 21.1 million builds in Q1 2023. New business wins, along with customers outperforming their markets supported our above-market performance in the first quarter. Light Vehicle price-mix improved 6.3% year-over-year reflecting a continued focus on margin recovery following substantial variable cost inflation since early 2021.
Commercial Vehicle net sales increased 28.8% year-over-year to $108.3 million driven by customer wins and continued recovery in commercial vehicle production rates. Commercial Vehicle volume growth of 18.9% exceeded Class 4-8 truck market growth as we recognized benefits from strong customer relationships in high growth markets and the continued ramp-up of new customer plants.
The Mobility Coatings segment generated Adjusted EBIT of $23.5 million in Q1 2023 compared with Adjusted EBIT of $0.5 million in Q1 2022. Growth was driven by the second consecutive quarter of year-over-year positive price-cost as well as substantial improvement in volumes. Adjusted EBIT margins increased 530 bps to 5.4% year-over-year despite higher variable and fixed costs. On a sequential basis, Adjusted EBIT increased $5.9 million from Q4 2022 driven by strong volume improvement which more than offset approximately $5.0 million in one-time retroactive price benefits during the fourth quarter of 2022.
Balance Sheet and Cash Flow Highlights
Axalta ended the first quarter with cash and cash equivalents of $512.1 million and total liquidity over $1 billion. Our net debt to trailing twelve month ("LTM") Adjusted EBITDA ratio was 3.7x at quarter end versus 3.8x as of December 31, 2022. Axalta ended the first quarter with an Adjusted EBITDA to interest expense coverage ratio of 5.4x. Axalta paid down $75 million of principal on its term loan in the period, with $122 million of combined structural debt pay downs over the past two quarters.
First quarter cash used for operating activities was $51.8 million versus $43.9 million in Q1 2022. Increased cash use from working capital and interest expense more than offset higher operating earnings versus the prior year period. Inventory levels improved sequentially during the quarter, but were more than offset by a seasonal cash use from accounts payable and accrued liabilities. Free cash flow totaled a use of $87.6 million compared with a use of $80.2 million in Q1 2022.
Sean Lannon, Axalta's Chief Financial Officer, commented, “I am proud of the progress we demonstrated this quarter to profitably grow volumes which in turn drove margin improvement. We also began to see improvement from historically high year-end inventory balances, which we expect to be reflected in our results later this year and to support improved cash flow generation. Altogether, our strong performance in the quarter gave us the confidence to pay down $75 million in principal on our term loan as we work to strengthen our balance sheet and offset the impact of higher interest rates.”
Financial Guidance and Market Commentary
Mr. Villavarayan concluded, “Looking ahead, I expect operating income to continue to improve given momentum in price-cost and earnings recovery in Mobility Coatings. In Performance Coatings, we expect that continued focus on price should more than offset softer demand in Industrial while Refinish is set up nicely to have another record year of profitability. Axalta is committed to driving meaningful operating income and cash flow growth in 2023; we believe we are on a favorable trajectory following a solid Q1 result.”
Axalta does not provide a reconciliation for non-GAAP estimates for Adjusted EBIT, Adjusted EBITDA, Adjusted Diluted EPS, tax rate, as adjusted, and free cash flow, on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. See “Non-GAAP Financial Measures” for more information.

Q2 2023 Outlook and Commentary:

(in millions, except per share data & %s)	Projection
Net Sales growth versus Q2 2022	7% - 10%
FX impact on Net Sales	~ (1%)
Adjusted EBIT (Adjusted EBITDA)	$150 - $170 ($220 - $240)
Adjusted Diluted EPS	$0.34 - $0.40
D&A (step-up D&A)	~ $70 ($13)
Tax rate, as adjusted	~ 25%
Diluted shares outstanding	~ 222
Interest expense	~ $56
▪Adjusted EBIT: Expect sequential operating income improvement across all four end-markets

▪Raw Materials and Labor: Improving raw material environment with pockets of pressure anticipated to continue in specialties and labor; expect low-single-digit % YoY raw material benefit

▪One-time Investments: Adj. EBIT and Adj. EBITDA ranges assume ~$15 million in costs associated with our enterprise resource planning system implementation in addition to fees for third-party consultants focused on improvement within procurement and operations
Full Year 2023 Assumptions and Commentary:

(in millions, except per share data & %s)	Projection
Global LV Builds	83.0 - 84.0
Capex	~ $190
D&A (step-up D&A)	~ $280 ($55)
Tax rate, as adjusted	~ 25%
Diluted shares outstanding	~ 222
Interest expense	$215 - $225
Free Cash Flow	~ $350
▪Overall Performance: Expect momentum to continue in Refinish after record 2022 profitability, strong sales and margin recovery in Mobility Coatings; potentially softer Industrial markets to be balanced by contribution from price-cost normalization and share gains
▪Raw Materials and Labor: Expect modest deflation in elevated upstream commodities to help offset persistent headwinds from labor inflation
▪Operating Income: Expect meaningful YoY growth given carry over pricing, Refinish stability, Mobility market recovery and stabilizing input cost environment offset modestly by supplemental investments in the business

Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its first quarter 2023 financial results on Wednesday, May 3, 2023 at 8:00 a.m. ET. A live webcast of the conference call will be available online at www.axalta.com/investorcall. A replay of the webcast will be posted shortly after the call and will remain accessible through May 3, 2024. The dial-in phone number for the conference call is +1-201-689-8560. For those unable to participate, a replay will be available through May 10, 2023. The replay dial-in number is +1-412-317-6671. The replay passcode is 13737570.
Public Dissemination of Certain Information
We intend to use our investor relations page at ir.axalta.com as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission’s Regulation Fair Disclosure (or
Reg. FD). Investors should routinely monitor that site, in addition to our press releases, U.S. Securities and Exchange

Commission filings and public conference calls and webcasts, as information posted on that page could be deemed to be material information.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding Axalta and its subsidiaries including our outlook and/or guidance, which includes net sales growth, constant currency net sales, Adjusted EBIT, Adjusted diluted EPS, interest expense, tax rate, as adjusted, capital expenditures, depreciation and amortization, step-up depreciation and amortization, diluted shares outstanding, interest expense and free cash flow, the effects of COVID-19 on Axalta’s business and financial results, our and our customers’ supply chain constraints and our ability to offset the impacts of such constraints, the timing and amount of any future share repurchases, contributions from our prior acquisitions and our ability to successfully make future acquisitions. Axalta has identified some of these forward-looking statements with words such as “anticipate,” “assumptions,” “assume,” “outlook,” “believe,” “expect,” “estimates,” “likely,” “will,” “guidance,” “continued,” “look,” “priority,” “looking,” “ahead,” “should,” “opportunity,” “potential,” “projection,” “future,” “set up” and “see” and the negative of these words or other comparable or similar terminology. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control, including the effects of COVID-19, that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta’s financial results is available in “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Axalta’s most recent Annual Report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The historical financial information included in this release includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, total net leverage ratio and Adjusted EBIT margin. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA, Adjusted EBIT and Adjusted diluted EPS consist of EBITDA, EBIT and Diluted EPS, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not otherwise occurred within the last two years or we believe are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, total net leverage ratio and Adjusted EBIT margin may differ from that of others in our industry. Constant currency net sales growth, tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, total net leverage ratio and Adjusted EBIT margin should not be considered as alternatives to net sales, net income (loss), income (loss) from operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, tax rate, as adjusted, EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, Adjusted diluted EPS, free cash flow, net debt, Adjusted net income, Adjusted EBITDA to interest expense coverage ratio, total net leverage and Adjusted EBIT margin have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for Adjusted EBIT, Adjusted EBITDA, Adjusted diluted EPS, tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our GAAP results.

Constant Currency
Constant currency or ex-FX percentages are calculated by excluding the impact of the change in average exchange rates between the current and comparable period by currency denomination exposure of the comparable period amount.
Organic Growth
Organic growth or ex-M&A percentages are calculated by excluding the impact of recent acquisitions and divestitures.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBIT, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income, a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 140 countries better every day with the finest coatings, application systems and technology. For more information visit axalta.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended March 31,
	2023	2022
Net sales	$1,283.9	$1,174.1
Cost of goods sold	901.9	837.4
Selling, general and administrative expenses	206.0	193.5
Other operating charges	7.1	7.7
Research and development expenses	19.1	16.4
Amortization of acquired intangibles	24.5	32.8
Income from operations	125.3	86.3
Interest expense, net	48.2	32.6
Other expense, net	1.3	1.8
Income before income taxes	75.8	51.9
Provision for income taxes	15.3	11.0
Net income	60.5	40.9
Less: Net income (loss) attributable to noncontrolling interests	—	(0.6)
Net income attributable to controlling interests	$60.5	$41.5
Basic net income per share	$0.27	$0.18
Diluted net income per share	$0.27	$0.18
Basic weighted average shares outstanding	221.2	224.7
Diluted weighted average shares outstanding	222.1	225.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$512.1	$645.2
Restricted cash	2.6	9.7
Accounts and notes receivable, net	1,169.6	1,067.4
Inventories	798.6	829.6
Prepaid expenses and other current assets	141.0	140.8
Total current assets	2,623.9	2,692.7
Property, plant and equipment, net	1,204.0	1,190.2
Goodwill	1,523.6	1,498.0
Identifiable intangibles, net	1,093.4	1,112.3
Other assets	555.7	566.0
Total assets	$7,000.6	$7,059.2
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$703.5	$733.5
Current portion of borrowings	41.6	31.0
Other accrued liabilities	534.6	620.2
Total current liabilities	1,279.7	1,384.7
Long-term borrowings	3,605.5	3,673.3
Accrued pensions	207.5	205.1
Deferred income taxes	163.1	162.1
Other liabilities	129.5	134.5
Total liabilities	5,385.3	5,559.7
Shareholders’ equity:
Common shares, $1.00 par, 1,000.0 shares authorized, 253.3 and 252.4 shares issued at March 31, 2023 and December 31, 2022, respectively	253.3	252.4
Capital in excess of par	1,547.3	1,536.5
Retained earnings	1,079.3	1,018.8
Treasury shares, at cost, 31.8 shares at March 31, 2023 and December 31, 2022	(887.3)	(887.3)
Accumulated other comprehensive loss	(422.5)	(466.9)
Total Axalta shareholders’ equity	1,570.1	1,453.5
Noncontrolling interests	45.2	46.0
Total shareholders’ equity	1,615.3	1,499.5
Total liabilities and shareholders’ equity	$7,000.6	$7,059.2

AXALTA COATING SYSTEMS LTD.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Three Months Ended March 31,
	2023	2022
Operating activities:
Net income	$60.5	$40.9
Adjustment to reconcile net income to cash used for operating activities:
Depreciation and amortization	69.5	77.7
Amortization of deferred financing costs and original issue discount	2.0	2.4
Debt extinguishment and refinancing related costs	1.8	—
Deferred income taxes	2.4	(2.7)
Realized and unrealized foreign exchange losses, net	5.2	2.4
Stock-based compensation	6.3	5.3
Divestiture and impairment charges	7.1	0.3
Interest income on swaps designated as net investment hedges	(5.6)	(6.2)
Other non-cash, net	4.0	(1.9)
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(92.3)	(86.2)
Inventories	38.6	(91.5)
Prepaid expenses and other assets	(30.0)	(32.9)
Accounts payable	(21.7)	120.4
Other accrued liabilities	(96.3)	(66.7)
Other liabilities	(3.3)	(5.2)
Cash used for operating activities	(51.8)	(43.9)
Investing activities:
Purchase of property, plant and equipment	(41.4)	(42.5)
Interest proceeds on swaps designated as net investment hedges	5.6	6.2
Settlement proceeds on swaps designated as net investment hedges	29.4	25.0
Other investing activities, net	0.9	1.0
Cash used for investing activities	(5.5)	(10.3)
Financing activities:
Proceeds from short-term borrowings	8.8	—
Payments on short-term borrowings	(13.6)	(24.1)
Payments on long-term borrowings	(75.8)	(6.8)
Financing-related costs	(5.8)	—
Purchases of common stock	—	(175.1)
Net cash flows associated with stock-based awards	5.4	(1.9)
Deferred acquisition-related consideration	(7.4)	—
Other financing activities, net	—	(0.2)
Cash used for financing activities	(88.4)	(208.1)
Decrease in cash	(145.7)	(262.3)
Effect of exchange rate changes on cash	5.5	(2.1)
Cash at beginning of period	654.9	851.2
Cash at end of period	$514.7	$586.8

Cash at end of period reconciliation:
Cash and cash equivalents	$512.1	$576.2
Restricted cash	2.6	10.6
Cash at end of period	$514.7	$586.8

The following table reconciles income from operations to adjusted EBIT and segment adjusted EBIT for the periods presented (in millions):

	Three Months Ended March 31,
	2023	2022
Income from operations	$125.3	$86.3
Other expense, net	1.3	1.8
Total	124.0	84.5
Debt extinguishment and refinancing-related costs (a)	1.8	—
Termination benefits and other employee-related (benefits) costs (b)	(0.2)	2.4
Acquisition and divestiture-related costs (c)	0.5	0.4
Impairment charges (d)	7.1	0.3
Accelerated depreciation and site closure costs (e)	1.1	1.3
Russia sanction-related impacts (f)	(1.4)	5.8
Other adjustments (g)	(0.1)	0.4
Step-up depreciation and amortization (h)	16.5	24.4
Adjusted EBIT	$149.3	$119.5

Segment Adjusted EBIT:
Performance Coatings	$109.3	$94.6
Mobility Coatings	23.5	0.5
Total	132.8	95.1
Step-up depreciation and amortization (h)	16.5	24.4
Adjusted EBIT	$149.3	$119.5

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the three months ended March 31, 2023 includes $0.8 million of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(d)	Represents impairment charges, which are not considered indicative of our ongoing operating performance. The amount recorded during the three months ended March 31, 2023 relates to a $7.1 million loss due to the anticipated exit of a non-core business category in the Mobility Coatings segment.

(e)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)
Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance.

(g)	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

(h)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

The following table reconciles net income to adjusted net income for the periods presented (in millions, except per share data):

	Three Months Ended March 31,
	2023	2022
Net income	$60.5	$40.9
Less: Net income (loss) attributable to noncontrolling interests	—	(0.6)
Net income attributable to controlling interests	60.5	41.5
Debt extinguishment and refinancing-related costs (a)	1.8	—
Termination benefits and other employee-related (benefits) costs (b)	(0.2)	2.4
Acquisition and divestiture-related costs (c)	0.5	0.4
Impairment charges (d)	7.1	0.3
Accelerated depreciation and site closure costs (e)	1.1	1.3
Russia sanction-related impacts (f)	(1.4)	5.0
Other adjustments (g)	(0.1)	0.4
Step-up depreciation and amortization (h)	16.5	24.4
Total adjustments	25.3	34.2
Income tax provision impacts (i)	7.3	6.6
Adjusted net income	$78.5	$69.1
Adjusted diluted net income per share	$0.35	$0.31
Diluted weighted average shares outstanding	222.1	225.2

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the three months ended March 31, 2023 includes $0.8 million of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(d)	Represents impairment charges, which are not considered indicative of our ongoing operating performance. The amount recorded during the three months ended March 31, 2023 relates to a $7.1 million loss due to the anticipated exit of a non-core business category in the Mobility Coatings segment.

(e)	Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)
Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance.

(g)	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

(h)	Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

(i)	The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were benefits of $1.5 million and expenses of $0.7 million for the three months ended March 31, 2023 and 2022, respectively. The tax adjustments for the three months ended March 31, 2023 and 2022 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute related to a January 1, 2020 intra-entity transfer of certain intellectual property rights is realized.

The following table reconciles cash used for by operating activities to free cash flow for the periods presented (in millions):

	Three Months Ended March 31,
	2023	2022
Cash used for operating activities	$(51.8)	$(43.9)
Purchase of property, plant and equipment	(41.4)	(42.5)
Interest proceeds on swaps designated as net investment hedges	5.6	6.2
Free cash flow	$(87.6)	$(80.2)

The following table reconciles net income to EBITDA and adjusted EBITDA for the periods presented (in millions):

	Twelve Months Ended March 31, 2023		Three Months Ended March 31,		Year Ended December 31, 2022
			2023	2022
Net income	$211.8		$60.5	$40.9	$192.2
Interest expense, net	155.4		48.2	32.6	139.8
Provision for income taxes	69.4		15.3	11.0	65.1
Depreciation and amortization	294.9		69.5	77.7	303.1
EBITDA	731.5		193.5	162.2	700.2
Debt extinguishment and refinancing-related costs (a)	16.5		1.8	—	14.7
Termination benefits and other employee-related costs (benefits) (b)	22.3		(0.2)	1.9	24.4
Acquisition and divestiture-related costs (c)	3.0		0.5	0.4	2.9
Impairment charges (benefits) (d)	6.4		7.1	0.3	(0.4)
Site closure costs (e)	2.8		1.1	0.6	2.3
Foreign exchange remeasurement losses (f)	14.9		2.3	2.6	15.2
Long-term employee benefit plan adjustments (g)	1.8		2.2	0.1	(0.3)
Stock-based compensation (h)	23.2		6.3	5.3	22.2
Gain on sale of facility (i)	(1.5)		—	—	(1.5)
Russia sanction-related impacts (j)	(2.2)		(1.4)	5.8	5.0
Commercial agreement restructuring impacts (k)	25.0		—	—	25.0
Other adjustments (l)	0.6		(0.1)	0.4	1.1
Adjusted EBITDA	$844.3		$213.1	$179.6	$810.8

Adjusted EBITDA to interest expense coverage ratio	5.4	x

(a)	Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)	Represents expenses and associated changes to estimates related to employee termination benefits associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the three months ended March 31, 2023 includes $0.8 million of due diligence and other related costs associated with unconsummated merger and acquisition transactions.

(d)	Represents impairment charges, which are not considered indicative of our ongoing operating performance. The amount recorded during the three months ended March 31, 2023 relates to a $7.1 million loss due to the anticipated exit of a non-core business category in the Mobility Coatings segment.

(e)	Represents costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

(f)	Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

(g)	Eliminates the non-cash, non-service cost components of long-term employee benefit costs.

(h)	Represents non-cash impacts associated with stock-based compensation.

(i)	Represents non-recurring income related to the sale of a previously closed manufacturing facility.

(j)
Represents expenses and associated changes to estimates related to sanctions imposed on Russia in response to the conflict with Ukraine for incremental reserves on accounts receivable and inventory, which we do not consider indicative of our ongoing operating performance.

(k)
Represents a forgiveness of a portion of up-front customer incentives with repayment features upon our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. These amounts are not considered to be indicative of our ongoing operating performance.

(l)	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.